Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	FOR MORE INFORMATION: Kimberlee Sinclair Director, Corporate Relations Office: 651-236-5823 Mobile: 612-845-5342

NEWS For Immediate Release April 19, 2012

H.B. Fuller Integrates Acquired Business in North America

Regional Streamlining Positions Company for Future Growth

ST. PAUL, Minn., (April 19, 2012) – H.B. Fuller Company (NYSE: FUL) announced that it will close six manufacturing facilities and eliminate approximately 130 positions across the North America Adhesives business segment as part of its integration of the recently acquired industrial adhesives business of Forbo Group.

As the company announced in March, there are sizable opportunities to eliminate duplication in manufacturing and redundant services and to harmonize and transform raw material procurement. The changes announced today will occur in the company’s North America Adhesives business segment. Decisions were based on a thorough review of the company’s now-combined operations and support H.B. Fuller’s strategic growth objectives. H.B. Fuller is continuing its integration assessment work in the Europe, India Middle East and Africa (EIMEA) and Asia Pacific regions and, upon completion of the analysis in the coming months, will announce any changes to the organizational structures in those regions.

The facilities scheduled for closure by mid-2013 are: Pointe-Claire, Quebec; Morris, IL; Kansas City, KS; Eugene, OR; Jackson, TN; and Dallas, TX. These facility closures will be staggered over the next 15 months and will result in approximately 90 job eliminations. H.B. Fuller will consolidate its North America Adhesives business segment operations within its remaining U.S. facilities in California, Georgia, Illinois, Kentucky, Michigan, Minnesota, Ohio, Texas and Washington. These actions will increase manufacturing efficiency and enable the region to improve plant processes and use resources and technology more efficiently.

In addition, the company will close the former Forbo corporate and research offices in Morrisville, NC, and has restructured its field sales and technical teams. These actions will eliminate approximately 40 positions in business management, Customer Service, Finance, Information Technology, Research and Development, and Sales. Selling, general and administrative positions that have not been eliminated will move to other H.B. Fuller locations, and the North Carolina offices will be vacated by February 2013.

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H.B. Fuller Integrates Acquired Business in North America, continued

“We are confident that the integration of our businesses will make H.B. Fuller an even stronger company,” said H.B. Fuller Vice President of Americas Adhesives Traci Jensen. “After a thorough analysis of the talented resources and manufacturing capacity and capability of the combined businesses, we have designed a new organization that will enable us to realize the full potential of the acquisition. The actions we are taking to remove duplication will make H.B. Fuller a more efficient company that is able to better serve our customers and well positioned to achieve our strategic growth goals.”

The company has filed a Form 8-K with the United States Securities and Exchange Commission (SEC) that details the costs associated with these actions.

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit us at www.hbfuller.com, read our blog, follow GlueTalk on Twitter or like us on Facebook.

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